<R
     As filed with the Securities and Exchange Commission on April 28, 2000
                                               Registration No. 333-33810
    _________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ______________________________
                                    AMENDMENT
                                    NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________
                               TELULAR CORPORATION
             (Exact name of registrant as specified in its charter)

                       DELAWARE                       36-3885440
                   (State or other                 (I.R.S. Employer
                     jurisdiction                Identification No.)
                 of incorporation or
                    organization)
                         ______________________________
                           647 NORTH LAKEVIEW PARKWAY
                          VERNON HILLS, ILLINOIS  60061
                   (Address, including zip code, and telephone
                         number, including area code of
                    Registrant's principal executive offices)
                         ______________________________
                               JEFFREY L. HERRMANN
                             CHIEF OPERATING OFFICER
                               TELULAR CORPORATION
                           647 NORTH LAKEVIEW PARKWAY
                          VERNON HILLS, ILLINOIS  60061
                                 (847) 247-9400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                             MICHAEL E. CUTLER, ESQ.
                               COVINGTON & BURLING
                         1201 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 662-6000
                         ______________________________
                  Approximate date of commencement of proposed
                  sale to public:  From time to time after this
                    Registration Statement becomes effective.
                         ______________________________

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offer. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE




        Title of     Amount to      Proposed          Proposed      Amount of
       Each Class        be          Maximum          Maximum      Registration
           of        Registered  Offering Price      Aggregate        Fee(3)
       Securities       (1)       Per Share (2)  Offering Price(2)
          To be
       Registered


      Common          1,035,041       $8.44          $8,735,746        $409
      Stock, par
      value $.01
      per share


    (1) In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of warrants and an option for shares of Common Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

    (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices of the shares of Common Stock as reported on the Nasdaq National Market on April 24, 2000.

    (3) The registration fee for 851,634 of the shares registered hereby ($3,400) was paid in connection with the initial filing of the registration statement on March 31, 2000. The registration fee noted above relates to the registration of an additional 183,407 shares.
                   __________________________________________
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         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

<R
                   Preliminary Prospectus Dated April 28, 2000
                              Subject To Completion

                               TELULAR CORPORATION

                                1,035,041 SHARES
                                  COMMON STOCK

         The shareholders identified in the "Selling Shareholders" section of this prospectus are offering up to 1,035,041 shares of our common stock. The shares they are offering (i) have been issued by us to them pursuant to a private placement of common stock on March 3, 2000, (ii) will be issued to them upon exercise of certain fixed-price warrants and a fixed-price contractual option granted to them on March 3, 2000, (iii) will be issued upon exercise of a fixed-price warrant granted on January 7, 2000 or (iv) will be issued upon exercise of fixed price warrants granted on April 12, 2000.

         The selling shareholders may sell the common stock at the prevailing market price or at negotiated prices. We will not receive any proceeds from sales of common stock by the selling shareholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "WRLS". On April __, 2000, the last sale price for the common stock was $_______ per share.
/R
                              ____________________

         Investing in our common stock involves a high degree of risk. See "Risk Factors" on page 4.

                              ____________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              ____________________

                 The date of this prospectus is _________, 2000




         You should rely only on the information provided in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with any information that is not in, or incorporated by reference in, the prospectus. This prospectus is not an offer to sell the common stock in any state where the offer is not permitted.

                                TABLE OF CONTENTS

                                                              Page
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    Where You Can Find More Information About Us..........      2
    Incorporation of Information by Reference.............      2
    A Warning About Forward Looking Statements............      3
    About Telular.........................................      3
    Recent Developments...................................      4
    Risk Factors..........................................      4
    Our Dividend Policy...................................     17
    Use of Proceeds.......................................     18
    Selling Shareholders..................................     18
    Plan of Distribution..................................     19
    Legal Matters.........................................     21
    Experts...............................................     21
/R

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         This prospectus is part of a registration statement we have filed with the SEC relating to the common stock being offered by the selling shareholders. The registration statement contains exhibits and other information about us and the offering that are not included in this prospectus. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents, as well as the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at which our SEC filings may be found. The address of that site is http://www.sec.gov. You can also obtain information about us at our website, the address of which is http://www.telular.com.

                    INCORPORATION OF INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus and information we file with the SEC at a later date automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

         o our Annual Report on Form 10-K for the year ended September 30, 1999;

         o our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

         o our Current Reports on Form 8-K filed on October 21, 1999, and March 6, 2000; and

         o the description of our common stock contained in the registration statement on Form 8-A that we filed with the SEC on January 13, 1994.

         We will send you at no cost a copy of any filing that is incorporated by reference in the prospectus. You may request a copy of any of these filings by writing or calling Jeffrey Herrmann, Executive Vice President, Telular Corporation, 647 North Lakeview Parkway, Vernon Hills, Illinois 60061, (847) 247-9400

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements about our financial condition, results of operations and business. You can find many of these statements by looking for words such as "may," "estimate," "project," "believe," "anticipate," "intend," "expect," "plan" and similar expressions, although some forward-looking statements are expressed differently. These statements reflect our current views about future events based on information currently available and assumptions we make. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. We caution you that our actual performance and results could differ significantly from those contemplated in the forward-looking statements due to many factors, including those discussed in the "Risk Factors" section. You also should be aware that we have no obligation to, and do not intend to, update any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus that may cause our actual results or performance to differ form those expressed in the forward-looking statements.

                                  ABOUT TELULAR

         Telular Corporation is a Delaware corporation engaged in the fixed wireless telecommunications industry. We design, manufacture and sell products that allow traditional wireline communications devices, such as telephones, fax machines, modems and alarm systems, to communicate over wireless (cellular) telecommunications networks. These products are based on our patented "intelligent interface" technology. When wireline equipment (which is commonly called customer premises equipment or "CPE") is connected to a cellular transceiver using our technology, the intelligent interface provides a standard dial tone and other detection signals and generates a send signal to the cellular transceiver when the caller has finished entering the phone number.

         Our technology has several different applications, such as:

         o providing primary telephone service when wireline systems are unavailable, unreliable or uneconomical;

         o providing emergency backup and disaster recovery service for wireline telephone systems; and

         o    wireless alarm signaling.

    Our principal product lines are PHONECELL, a line of fixed wireless terminals to which different types of CPE can be connected, and TELGUARD, a line of wireless alarm signaling products. We also license our technology to other telecommunications equipment manufacturers.

         Our common stock is traded on the Nasdaq National Market under the symbol "WRLS." Our mailing address is 647 North Lakeview Parkway, Vernon Hills, Illinois 60061, and our telephone number (847) 247-9400.

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                               RECENT DEVELOPMENTS

         On April 24, 2000, Mark R. Warner resigned from our Board of Directors to explore a candidacy for the Governor of the Commonwealth of Virginia. We have no immediate plans to replace Mr. Warner.
/R
                                  RISK FACTORS

         You should carefully consider the following risks before you decide to buy our common stock. If any one of these risks or uncertainties were to occur, our business, financial condition, results and performance could be seriously harmed and/or the price of our common stock might significantly decrease.

    We expect to continue to have losses and we may never achieve profitability.

         We started operations in 1986. Although we had a profit in the fourth quarter of our 1996 fiscal year and the first quarter of our 1997 fiscal year, we have never had an annual profit. In order to develop our business we already have spent significant amounts to defend our patents, research and develop the technology we use in our products, develop new products, and market those products. We believe that to be profitable ultimately, we must continue to make significant investment in these areas. However, we do not expect to generate revenues from product sales or licensing that exceed our expenses in the near term, which would result in continued losses during this period.

         In order for us to achieve and sustain profitability, we must generate significant and consistent revenues from operations through increased sales of our products and/or licensing revenues. We cannot assure you that we will be able to do this, so we may never achieve, or be able to sustain, profitability.

    We may not be able to obtain the funding we need to operate our business.

    Our ability to continue operations depends on having adequate funds to cover our expenses. Our current operating plan provides for significant expenditures for research and development of new products, development of new markets for our products, and marketing programs for our products.
    At March 17, 2000, we had $23.6 million in cash and cash equivalents and a working capital surplus of $31.8 million. This includes the proceeds of $2.1 million under a $5 million credit facility with Wells Fargo Bank ("Wells") entered into on January 7, 2000, and the proceeds of a $10 million private placement of 444,444 shares of Common Stock, together with warrants for additional shares, on March 3, 2000. Based on our current operating plan, we believe that our existing capital resources, including the Wells credit facility, revenues from sales and royalty income from licensees, will allow us to maintain our current and planned operations.

         However, we caution you that our cash requirements may vary and are difficult to predict. There are many uncertainties involved in technological research. We also target markets in developing countries for product sales, and the nature of these markets makes it difficult to predict costs and revenues. Events that we cannot anticipate, such as litigation, may also increase our capital needs. We also may change our operating plan in ways that would increase our costs. Thus, our actual cash requirements may be greater than we currently anticipate. Also, it is difficult to predict the amount of sales revenue we will generate or the amount of royalty income we will receive from our licensees.

         Accordingly, we may not have adequate funds to cover our expenses. If this is the case, we would need to find other financing sources to provide the necessary funds, such as public or private sales of our equity or debt securities. We cannot assure you that if we needed additional funds we would be able to obtain them or obtain them on terms we find acceptable. If we could not obtain the necessary financing we would be forced to cut back operations, which might include the scaling back or elimination of research and development programs.

    Unfavorable economic events in our target markets could lead to lower sales of our products.

         Sales of our products depend on the growth of the fixed wireless telecommunications industry in general and increased demand for fixed wireless products worldwide, particularly in developing countries. Based on observed trends, we believe that the market for fixed wireless terminals, such as our PHONECELL products, will experience substantial growth over the next five years. We believe that nearer term prospects should enable our sales to grow, but at more modest rates. We anticipate that significant opportunities for product sales will develop in the near future in Africa, Brazil, the Dominican Republic, Mexico, Malaysia, Turkey, the USA and Venezuela. However, we cannot assure you that we will have significant sales in any of these markets or that any sales will be made in the near term. Each of these markets will develop at a different pace, and some or all of them may not develop to the point that will enable us to achieve significant revenues.

         In addition, unfavorable general economic conditions in any market will have a negative affect on sales in that market. Because economic conditions in one region often affect conditions globally, unfavorable general economic conditions in one market or region might result in damage to industry growth and demand in other markets as well. For instance, the recent economic turmoil experienced by Russia and many Asian nations has and will continue to negatively affect our growth prospects in the near term. If the unfavorable economic conditions in these regions continue, or if conditions in other countries decline, our product sales and financial condition could be seriously harmed.

    Our competitive position will be seriously damaged if we cannot protect intellectual property rights in our technology.

         We believe that our success depends, in part, on our ability to obtain and enforce intellectual property protection for our technology. We believe that the U.S. patent for our intelligent interface technology is valid. However, it is possible that this patent, any of our other existing patents, or any patents that we may obtain in the future, will be challenged, invalidated or circumvented. If we lose or cannot enforce patent protection in the U.S. for our technology and products, our competitive position will be significantly harmed because it would be much easier for competitors to sell products similar to ours.

         It also is possible that a competitor may independently develop and/or patent technologies that are substantially equivalent to or superior to our technology. If this happens, our patents will not provide protection and our competitive position will be significantly harmed.

         We believe that our intelligent interface technology can be adapted for use with new wireless services, such as telemetry. However, we cannot be sure that any new services will fall within the boundaries of the patent we hold. If we expand our product line or develop new uses for our products, these uses may be outside the protection provided by our current patents and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do get patents for new products, these patents may not provide meaningful protection.

         In some countries outside of the U.S., such as Brazil and many African nations, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult. In addition, neither we nor any of our competitors in the past obtained patent protection for our core intelligent interface technology in many countries, including the principal countries of Western Europe, and we and our competitors are now legally barred from obtaining patents in these countries.

         In countries where we do not have patent protection or where patents provide little, if any, protection, we have to rely on other factors to differentiate our products from our competitors' products. These factors include:

         o    the features and functions of our products;

         o    our reputation and experience in the industry;

         o    the quality of our products; and

         o the desirability of products that meet the same specifications as those in the U.S. and in other countries where we do have patent protection.

    Although we believe our products are superior to those of competitors, it is easier for competitors to sell products similar to ours in countries where we do not have meaningful patent protection. This could result in a loss of potential sales.

    The intense competition in the fixed wireless industry could prevent us from achieving or sustaining profitability.

         The market for fixed wireless products is extremely competitive, and we may not be able to successfully compete with other companies already in the market and new companies that enter the market. The major national and international companies in this market are:

         o    Motorola;

         o    Ericsson; and

         o    Nokia.

    Many of these competitors have greater resources than us in many areas critical to succeeding in the industry, including:

         o    financial resources;

         o    manufacturing capabilities;

         o    name recognition;

         o    research and development capabilities;

         o    technical expertise;

         o    sales and marketing staffs; and

         o    distribution channels.

    Because of these advantages our competitors may succeed in developing products that are more effective, desirable and/or cheaper than ours or that render our products and technology obsolete. They also may have better and more efficient marketing and distribution structures than we do.

         In addition, we have granted non-exclusive, royalty bearing licenses to Motorola, Ericsson and Nokia, which permits these companies to produce and sell products using our technology that compete with ours. Because these companies have greater resources than us, they may be able to sell similar products more effectively and cheaper than we can.

    Our success depends on the growth and availability of wireless telecommunications services in the markets we target.

         Currently, some of our largest potential markets are developing countries where the demand for basic telephone service has started to grow significantly only in recent years, such as Brazil, Mexico, Turkey, the Dominican Republic, the USA and Venezuela. In these countries, the relatively low cost of developing and constructing wireless communications infrastructure as compared to traditional wireline infrastructure may make wireless an attractive alternative to wireline. Our success depends to a large extent on the continued growth and increased availability of cellular and other wireless telecommunications services in these countries and the availability of such services at competitive prices.

         However, these countries may decline to construct wireless systems, or construction may be delayed, for a variety of reasons, including government regulation, general economic factors, the availability of funding and other competitive factors. These factors may also limit or delay purchases of equipment used to provide telephone services, such as our products. If system construction and equipment purchases in these countries are not made or are delayed, the demand for our products in these countries will be limited or delayed. Similarly, if the cost of using wireless telecommunications services in these countries is not cost effective, the demand for our products may be limited.

         While wireless telecommunication systems in the U.S. are more developed than in many other markets that we target, continued expansion of wireless infrastructure and demand for fixed wireless products in the U.S. is also important for the growth of our business. As is the case with conditions in other target markets, there is no guarantee that wireless telecommunications systems will continue to develop.

    Delaware law and our charter documents may inhibit a potential takeover bid that would be beneficial to common stockholders.

         Delaware law and our certificate of incorporation may inhibit potential acquisition bids for Telular common stock at a price greater than the market price of the common stock. We are subject to the antitakeover provisions of the Delaware General Corporation Law, which could delay, deter or prevent a change of control of Telular or make this type of transaction more difficult. In addition, our board of directors does not need the approval of common stockholders to issue shares of preferred stock having rights that could significantly weaken the voting power of the common stockholders and, as a result, make a change of control more difficult.

    An agreement among our principal stockholders and Motorola may inhibit a potential takeover bid that would be beneficial to common stockholders.

         We and our principal stockholders, including Motorola, have entered into an agreement under which we and these stockholders are required to notify Motorola before:

         o we or the other stockholders solicit any purchase offers for all or substantially all of our assets or a majority of the outstanding common stock; or

         o we or the other stockholders accept any unsolicited offer for all or substantially all of our assets or a majority of the outstanding common stock.

    After Motorola has been notified, it has the right to submit a bid for the proposed sale and we and the other stockholders cannot make any sale at a valuation lower than Motorola's bid, if any. Motorola's contractual right may inhibit other companies from making takeover bids at a price that would benefit the common stockholders.

    Our operating results may fluctuate greatly from quarter to quarter, which may cause the price of our common stock to be volatile.

         Our quarterly operating results may fluctuate greatly due to numerous factors, including:

         o our reliance on large volume orders from only a few customers for most of our product sales, so we may experience volatility when those orders are filled if we do not then have other orders;

         o    variations in our distribution channels;

         o    the mix of products we sell;

         o    general economic conditions in our target markets;

         o the timing of final product approvals from any major distributor or end user;

         o    the timing of orders from and shipments to major customers;

         o the timing of new product introductions by us or our competitors;

         o    changes in the pricing policies of our suppliers;

         o the availability and cost to us of the key components for our products;

         o    the timing of personnel hirings; and

         o market acceptance of our new products or enhanced versions of our existing products.

    These quarterly fluctuations may cause volatility in the price of our common stock, as described in the following paragraph.

    Our common stock price has been extremely volatile, and extreme price fluctuations could negatively affect your investment.

         The market price of our common stock has been extremely volatile. Since January 1, 1999, the price of our common stock (calculated on the basis of the reverse stock split implemented in January 1999) has ranged from a high of $32.00 to a low of $1.00 per share.

         Publicized events and announcements may have a significant impact on the market price of our common stock. For example, the occurrence of any of the following events could have the effect of temporarily or permanently driving down the price of our common stock:

         o    shortfalls in our revenue or net income;

         o the results of trials or the introduction of new products by us or our competitors;

         o market conditions in the telecommunications, technology and emerging growth sectors; and

         o    rumors related to us or our competitors.

    In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging growth and technology companies, like Telular, and which often are unrelated to the operating performance of the affected companies. These broad fluctuations may negatively affect your ability to sell your shares at a price equal to or greater than the price you paid for them. In addition, a decrease in the price of our common stock could cause it to be delisted from the Nasdaq National Market.

    Sales of common stock issuable on the exercise of outstanding and contemplated options and warrants may depress the price of the common stock.

         As of March 17, 2000, there were options granted to employees and directors to purchase approximately 929,500 shares of the Company's common stock. However, options to purchase only 214,635 of these shares were exercisable at that time. The exercise prices for the exercisable options ranges from $1.44 to $39.00 per share, with a weighted average exercise price of $10.77. Options to purchase the remaining 714,865 shares will become exercisable over the next five years. The exercise prices for the options that are not yet exercisable have a weighted average exercise price of $5.83.
<R
         In connection with the credit facility with Wells, we issued to Wells warrants to purchase 50,000 shares of common stock at an exercise price of $16.29 per share. In connection with the private placement of 444,444 shares of common stock, we issued warrants to purchase 100,000 additional shares at an exercise price of $29.25 per share, warrants to purchase 183,407 additional shares at an exercise price of $12.27 per share, an option to purchase 177,746 additional shares at an exercise price of $28.13 per share, and the right to receive additional warrants to purchase 50,000 additional shares at an exercise price of $31.50 per share. In the future we may issue additional shares of common stock, convertible securities, options and warrants.
/R
         The issuance of shares common stock issuable upon the exercise of options or warrants could cause substantial dilution to holders of common stock. It also could negatively affect the terms on which we could obtain equity financing.

    Technology changes rapidly in our industry and our future success will depend on our ability to keep pace with these changes and meet the needs of our customers.

         The telecommunications equipment industry is characterized by rapid technological advances, evolving industry standards, changing customer needs and frequent new product introductions and enhancements. The wireless telecommunications industry also is experiencing significant technological change, such as the transformation of cellular systems from analog to digital. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and technology obsolete and unmarketable.

         To succeed, we must timely develop and market new products and enhancements to existing products that keep pace with advancing technological developments and industry standards and that address the needs of customers. We may not be successful in developing and marketing new products and enhancements or we may experience difficulties that prevent development of products and enhancements in a timely manner. In addition, our products may fail to meet the needs of the marketplace or achieve market acceptance. Any of these circumstances would seriously harm our results and financial condition.

    We must devote substantial resources to research and development to remain competitive and we may not have the resources to do so.

         For us to be competitive, we must continue to dedicate substantial resources to research and development of new products and enhancements of current and future products as described in the preceding paragraph. We cannot assure you that we will have sufficient resources to fund the necessary research and development or that our research and development efforts will be successful.

    We may face litigation that could significantly damage our business and financial condition.

         In the telecommunications equipment and other high technology industries, litigation increasingly has been used as a competitive tactic by both established companies seeking to protect their position in the market and by emerging companies attempting to gain access to the market. In this type of litigation, complaints may be filed on various grounds, such as:

         o    antitrust;

         o    breach of contract;

         o    trade secret;

         o    copyright or patent infringement;

         o    patent or copyright invalidity; and

         o    unfair business practices.

    If we have to defend ourselves against one or more of these claims, whether or not they have any merit, we are likely to incur substantial expense and management's attention will be diverted from operations. This type of litigation also may cause confusion in the market and make our licensees and distributors reluctant to commit resources to our products. Any of these effects could have a significant negative impact on our business and financial condition.

         In the event that any of our patents or other intellectual property rights were deemed invalid or were determined not to prohibit competing technologies as a result of litigation, our competitive position would be significantly harmed. See "Our competitive position will be seriously damaged if we cannot protect intellectual property rights in our technology._

    In order to succeed we must develop markets for our products and we may be unable to do so.

         Our ability to achieve profitability depends on our ability to develop both domestic and international markets for our products and on the acceptance of our products by these markets. We cannot assure you that we will be able to develop adequate markets or generate enough sales to achieve and sustain profitability.

    Certain former holders of our 5% Series A Convertible Preferred Stock believe that we did not issue them enough common stock on conversion of their preferred stock.

         Under the terms of our 5% Series A Convertible Preferred Stock, on October 18, 1999, all of the 11,350 outstanding shares of preferred stock automatically were converted into approximately 2.1 million shares of common stock at the minimum conversion price of $8.00 per common share specified in the terms. However, we received notice from two holders of preferred stock, NP Partners and Olympus Securities, Ltd., that they believe that they were entitled to additional shares of common stock because the minimum conversion price did not apply to the automatic conversion. We do not agree with this interpretation and we have notified these holders of our position. NP Partners and Olympus Securities have not indicated the number of additional shares to which they believe they are entitled. However, we have determined that if the minimum conversion price did not apply, all former holders of preferred stock would have been entitled to a total of approximately 4.2 million additional shares. If we were required to issue these shares it would cause substantial dilution to our stockholders.

    We rely on third parties to manufacture components for our products.

         We manufacture some of our products and product components in-house. We also use subcontractors to manufacture certain product components, such as cellular transceivers and radio modules, and to assemble some of our products, such as fixed wireless terminals. In the past, we experienced delays in receiving subcontracted components and assembled products which resulted in delays in our ability to deliver products. We may experience similar delays in the future.

         Our inability to obtain sufficient quantities of raw materials and key components when required, or to develop alternative sources of supply if required in the future, could result in delays or reductions in product shipments and increased costs for affected parts. In addition, production capacity restraints at our subcontractors or in our own manufacturing facilities could prevent us from meeting production obligations.

         Delays in product deliveries for any reason or our failure to deliver products could significantly harm customer relationships and result in the loss of potential sales. Delivery delays or failures also could subject to litigation. See "Risk Factors --We may face litigation that could significantly damage our business and financial condition."

    We depend on Motorola to supply the transceivers for our products.

         We currently obtain some of the cellular transceivers we use in our products from Motorola, which is one of our major stockholders and competitors. Motorola has agreed to make transceivers available to us based on any transmission technology that Motorola's Cellular Subscriber Group offers, when, as and if these products are offered to the public. Motorola has a right of first refusal to supply all of our transceiver needs on the same terms as we could get from a competitor of Motorola, provided that Motorola manufactures a product comparable to the competitor's and our customer does not specifically request another manufacturer's transceiver. If we are unable to get sufficient quantities of Motorola transceivers, we might have to redesign our products. This could increase our costs and cause shipments delays.

    Quality control problems could harm our sales.

         We believe that our products currently meet high standards of quality. We have instituted quality monitoring procedures and we are ISO-9001 compliant. All of our major subcontractors also have quality control procedures in place and are ISO-9001 compliant. However, we and/or our subcontractors may experience quality control problems in the future. If this occurs, the quality of our products could suffer, which could significantly harm product sales.

    We operate in developing markets which may subject us to volatile conditions not present in the U.S.

         Developing countries are some of our largest potential markets. As we expand our operations in these countries, our business and performance could be negatively affected by a variety of factors and conditions that businesses operating in the U.S. generally do not have to contend with, such as:

         o foreign currency exchange fluctuations and instability of foreign currencies;

         o political or economic instability and volatility in particular countries or regions;

         o    limited protection for intellectual property;

         o    difficulties in staffing and managing international operations;
              and

         o    difficulties in collecting accounts receivable.

    To date, our sales have not been negatively affected by currency fluctuations. We currently require either letters of credit or qualification for export credit insurance underwritten by the U.S. Export-Import Bank or other third party insurers on a substantial portion of our international orders. We also try to conduct all of our international transactions in U.S. dollars to minimize the effects of currency fluctuations. However, as our international operations grow, foreign exchange fluctuations and foreign currency inflation may pose greater risks for us and we may be required to develop and implement additional strategies to mange these risks. If we are not successful in managing these risks our business and financial condition could be seriously harmed.

    Some of our directors may have conflicts of interest that may adversely affect our business.

         Our board of directors currently includes, and we expect that it will continue to include, persons designated by companies that we have business relationships with. It is possible that the companies that designate these directors, such as Motorola, may be in direct or indirect competition with us or among themselves for business activities or transactions. Although the affected directors may abstain from voting on matters in which Telular's interests and the interests of another company are in conflict, the presence of potential or actual conflicts could affect the process or outcome of board deliberations in ways that would harm our business and financial condition.

    A small number of our existing stockholders exercise significant control over our affairs.

         As of March 17, 2000, our officers and directors, together with entities affiliated with our directors, beneficially owned 24.14% of our common stock (this is assuming that they had actually exercised all stock options that were exercisable at that time). If these stockholders act together, they have a significant impact on director elections and matters that require stockholder approval, such as a change of control of Telular. Thus, these stockholders may have the ability to direct our affairs in a manner that is beneficial for themselves but harmful to other shareholders.

         Under a shareholders agreement, Motorola has the right to nominate a number of directors that is proportionate to its holding of common stock. As of March 17, 2000, Motorola held 9.44% of our common stock, which entitled it to nominate at least one director. Certain other shareholders have agreed to vote in favor of each Motorola nominee.

                               OUR DIVIDEND POLICY

         To date, we have paid no cash dividends on our common stock. We currently intend to retain all future earnings, if any, to fund the development and growth of our business. Thus, we do not anticipate that we will pay any cash dividends in the foreseeable future.

         Under the Company's credit facility with Wells, it has covenanted not to pay dividends on its stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders.
<R
                              SELLING SHAREHOLDERS

         The table below sets forth information concerning:

         o    the identity of each selling shareholder;

         o the number and percentage of shares of common stock beneficially owned (as defined under Exchange Act Rule 13d-3) on April 15, 2000;

         o    the number of shares of common stock being offered; and

         o the number of shares of common stock beneficially owned after the offering.

    The number of shares shown as beneficially owned is the number of shares common stock issuable on conversion of all warrants and options held by the selling shareholder.

         Unless otherwise indicated below, to our knowledge all of the persons listed below have sole voting and investment power with respect to their shares of common stock. None of the selling shareholders has had any position, office or other material relationship with us in the past three years.


                            Shares of Common                 Beneficial
                           Stock Beneficially    Shares of   Ownership
                          Owned Prior to this     Common     of Common
    Name                        Offering           Stock       Stock
                                                   Being       After
                                                  Offered     Offering
                          Number       Percent
    Halifax Fund, L.P.   724,479(1)     5.63%     724,479        0
    Elliott Associates,   90,559(1)     0.72       90,559        0
    L.P.
    Westgate              90,559(1)     0.72       90,559        0
    International, L.P.
    Cardinal              79,444(1)     0.63       79,444        0
    Securities, L.L.C.
    Wells Fargo           50,000(2)     0.40       50,000        0
    Business Credit,
    Inc.
    ________________
    (1) Includes shares issuable upon exercise of contractual options and warrants at fixed prices ranging from $12.27 to $31.50 per share.
    (2) Shares issuable upon exercise of a warrant at an exercise price of $16.29 per share.
/R
                              PLAN OF DISTRIBUTION

         The purpose of this prospectus is to permit the selling shareholders to sell some or all of their shares of common stock at times, in the manner, and at prices they choose. The selling shareholders may offer the common stock through underwriters or agents or directly to purchasers. They may make sales in market transactions or private transactions. They may sell at the prevailing market price, at a price related to the market price, or at a negotiated price.

    Methods of Sale

         The selling shareholders may sell all or a portion of the common stock in one or more of, or through a combination of, the following types of transactions:

         o    a block trade;

         o purchases by a broker-dealer as principal and the resale of the shares by the broker-dealer under this prospectus for its account;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o    other market transactions;

         o    private transactions; and

         o    any other legal method of disposition.

    If it is required, we will amend or supplement this prospectus to describe a specific plan of distribution that will be used by a selling shareholder.

    Short Sales

         Without limiting anything else they may do, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers and institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may sell common stock short and redeliver shares to close out their short positions.

    Options and Pledges

         Without limiting anything else they may do, the selling shareholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or institution of the shares offered in this prospectus, which the broker-dealer or institution may then resell under this prospectus.
    The selling shareholders also may pledge the shares to a broker-dealer or other financial institution and, upon a default, the broker-dealer or institution may sell the pledged shares under this prospectus.

    Compensation to Brokers and Dealers

         If the selling shareholders sell common stock through brokers, dealers or agents, the selling shareholders may pay compensation in the form of commissions, discounts or concessions. These brokers or dealers and any other brokers or dealers who participate in a sale may, under some circumstances, be deemed to be "underwriters" within the meaning of the Securities Act. Any commission, discount or concession they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

    Costs of Registration

         We will pay the costs associated with the registration of the common stock. The selling shareholders will be responsible for all commissions, discounts and transfers taxes, if any, associated with sales of common stock. We will supply each selling shareholder with a reasonable number of copies of this prospectus on its request. The selling shareholders are responsible for complying with the prospectus delivery requirements of the Securities Act in connection with offers and sales of the common stock.

    Indemnification

         The selling shareholders have agreed to indemnify us, and may agree to indemnify any underwriter, against certain liabilities related to the offering of the common stock, including liabilities under the Securities Act. We have agreed to indemnify the selling shareholders and any underwriter against certain liabilities related to the offering of the common stock, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Covington & Burling of Washington, D.C. has issued an opinion regarding the legality of the common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended September 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


    Item 14.  Other Expenses of Issuance and Distribution

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are set forth below*:
<R
    Securities and Exchange Commission Registration Fee    $ 3,809
    Nasdaq Listing Fee                                      10,350
    Accounting Fees and Expenses                             1,000
    Legal Fees and Expenses                                 50,000
    Miscellaneous Expenses                                   2,000
    Total                                                   67,159
    ______________________
    * Except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee, all expenses are estimated.
/R
    Item 15.  Indemnification of Officers and Directors

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that in any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for expenses (including Attorneys' fees) actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred in connection therewith.

         The Registrant's Bylaws provide that the Registrant will indemnify such Persons against all liability and expense arising out of such Person's connection with the business of the Registrant, provided that the Board of Directors determines that such Person acted in good faith and reasonably believed that his actions were not opposed to the best interests of the Registrant; and with respect to any criminal action or proceeding, that such Person had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which such Person is adjudged liable to the Registrant, the Registrant will indemnify such Person for expenses only to the extent that the court in which such action is brought determines, upon application, that such Person is entitled to indemnity for reasonable expenses, and in no case shall such indemnification extend to liability. Advances against reasonable expenses may be made by the Registrant on terms fixed by the Board of Directors subject to an obligation to repay if indemnification proves unwarranted.

         The Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.
    In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Directors and officers of the Registrant are covered by a directors' and officers' liability insurance policy of the Registrant.

    Item 16.  Exhibits

     Exhibit
     Number          Description                Reference

       4.1    Certificate of           Incorporated by reference
              Incorporation            to Exhibit 3.1 to the
                                       Registration Statement of
                                       Telular Corporation on
                                       Form S-1, No. 33-72096, as
                                       amended ("Form S-1")

       4.2    Amendment No. 1 to       Incorporated by reference
              Certificate of           to Exhibit 3.2 to Form S-1
              Incorporation

       4.3    Amendment No. 2 to       Incorporated by reference
              Certificate of           to Exhibit 3.3 to Form S-1
              Incorporation

     Exhibit
     Number          Description                Reference

       4.4    Amendment No. 3 to       Incorporated by reference
              Certificate of           to Exhibit 3.4 to Form 10-
              Incorporation            Q for the quarter ended
                                       December 31, 1998

       4.5    Amendment No. 4 to       Incorporated by reference
              Certificate of           to Exhibit 3.5 to Form 10-
              Incorporation            Q for the quarter ended
                                       December 31, 1998

       4.6    Bylaws                   Incorporated by reference
                                       to Exhibit 3.4 to Form S-1

       4.7    Certificate of           Incorporated by reference
              Designations, Rights     to Exhibit 99.2 to Form 8-
              and Preferences of       K filed on April 25, 1997
              Series A Convertible
              Preferred Stock
<R
       4.8    Common Stock Investment  Previously filed
              Agreement dated
              March 3, 2000

       4.9    Registration Rights      Previously filed
              Agreement dated
              March 3, 2000
/R
       5.1    Opinion of Covington &   Filed herewith
              Burling
      23.1    Consent of Covington &   Included in Exhibit 5.1
              Burling
      23.2    Consent of Ernst &       Filed herewith
              Young LLP


    Item 17.  Undertakings

    The undersigned Registrant hereby undertakes:

              (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration
                   Statement:

                   (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (ii) To include any material information with respect
                             to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                        Provided, however, that paragraphs (a)(1)(i) and
                        (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

              (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

<R
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vernon Hills, State of Illinois, on the 28th day of April, 2000.

                                     TELULAR CORPORATION
                                     (Registrant)

                                     By:  /s/Kenneth E. Millard
                                          Kenneth E. Millard
                                          President,
                                          Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                 TITLE                 DATE

    /s/Kenneth E. Millard         President, Chief       April 28, 2000
                               Executive Officer and
    Kenneth E. Millard                Director
                                (principal executive
                                      officer)

    /s/ Jeffrey L.                Chief Operating        April 28, 2000
    Herrmann                   Officer, Secretary and
    Jeffrey L. Herrmann            Executive Vice
                                     President
                                (principal financial
                                      officer)

    /s/ Robert L. Zirk          Controller and Chief     April 28, 2000
    Robert L. Zirk               Accounting Officer

    /s/ Daniel D. Giacopelli*      Executive Vice        April 28, 2000
                                     President,
    Daniel D. Giacopelli      Chief Technology Officer
                                    and Director

    /s/ William L. De Nicolo*   Chairman of the Board    April 28, 2000

    William L. De Nicolo
    /s/ John E. Berndt*               Director           April 28, 2000

    John E. Berndt

    /s/ Larry J. Ford*                Director           April 28, 2000

    Larry J. Ford

    /s/ Richard D. Haning*            Director           April 28, 2000

    Richard D. Haning

    */s/ Jeffrey L. Herrmann      Attorney-in-fact       April 28, 2000
    Jeffrey L. Herrmann
/R

                                  Exhibit Index

     Exhibit
     Number          Description                Reference

       4.1    Certificate of           Incorporated by reference
              Incorporation            to Exhibit 3.1 to the
                                       Registration Statement of
                                       Telular Corporation on
                                       Form S-1, No. 33-72096, as
                                       amended ("Form S-1")

       4.2    Amendment No. 1 to       Incorporated by reference
              Certificate of           to Exhibit 3.2 to Form S-1
              Incorporation
       4.3    Amendment No. 2 to       Incorporated by reference
              Certificate of           to Exhibit 3.3 to Form S-1
              Incorporation
       4.4    Amendment No. 3 to       Incorporated by reference
              Certificate of           to Exhibit 3.4 to Form 10-
              Incorporation            Q for the quarter ended
                                       December 31, 1998

       4.5    Amendment No. 4 to       Incorporated by reference
              Certificate of           to Exhibit 3.5 to Form 10-
              Incorporation            Q for the quarter ended
                                       December 31, 1998

       4.6    Bylaws                   Incorporated by reference
                                       to Exhibit 3.4 to Form S-1

       4.7    Certificate of           Incorporated by reference
              Designations, Rights     to Exhibit 99.2 to Form 8-
              and Preferences of       K filed on April 25, 1997
              Series A Convertible
              Preferred Stock
<R
       4.8    Common Stock Investment  Previously filed
              Agreement dated
              March 3, 2000

       4.9    Registration Rights      Previously filed
              Agreement dated
              March 3, 2000
/R
       5.1    Opinion of Covington &   Filed herewith
              Burling
      23.1    Consent of Covington &   Included in Exhibit 5.1
              Burling
      23.2    Consent of Ernst &       Filed herewith
              Young LLP

<R
                                                                  Exhibit 5.1

                                                               April 28, 2000




    Telular Corporation
    647 North Lakeview Parkway
    Vernon Hills, Illinois 60061

    Gentlemen:

         This opinion is being furnished to you in connection with the public resale by certain investors (collectively, the "Investors"), of up to 1,035,041 shares of Telular Corporation's (the "Company") Common Stock, par value $.01 per share (the "Shares"), pursuant to a registration statement on Form S-3, as amended by Amendment No. 1 thereto to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"). The Shares were issued to the Investors pursuant to that certain Stock Purchase Agreement dated as of March 3, 2000 (the "Stock Purchase Agreement") or a warrant issued on January 7, 2000, or will be issued to the Investors by the Company upon exercise of certain warrants and options granted by the Company to the Investors pursuant to the Stock Purchase Agreement. The Shares may be sold from time to time by the Investors to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions, or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices.

         We have acted as counsel for the Company in connection with the issue and sale of the Shares to the Investors. We have examined copies of the Registration Statement and all exhibits thereto. We also have examined and relied upon certain resolutions adopted by the Board of Directors of the Company and a copy of the Bylaws of the Company, each certified by the Secretary of the Company, and a copy of the Certificate of Incorporation of the Company certified by the Secretary of the State of the State of Delaware. We also have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed.

         In examining the foregoing documents we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted as copies, and the accuracy of the representations and statements included therein.

         Based upon the foregoing, it is our opinion that the Shares are duly authorized and issued or, in the case of Shares to be issued pursuant to warrants and options, will be validly issued, fully paid and non-assessable when and if issued in accordance with the terms of such warrants and options.

         We hereby consent to the filing of this opinion as part of the Registration Statement, and to the use of our name therein and in the related Prospectus under the caption "Legal Matters".

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                  Very truly yours,

                                   /s/ Covington & Burling
                                   COVINGTON & BURLING
/R

<R
                                                                 Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of Telular Corporation for the registration of 1,035,041 shares of its common stock and to the incorporation by reference therein of our report dated October 22, 1999, with respect to the consolidated financial statements and schedule of Telular Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 1999, filed with the Securities and Exchange Commission.



                               /s/ Ernst & Young LLP
                                ERNST & YOUNG LLP

    Chicago, Illinois
    April 24, 2000
/R